Exhibit 99.2

ADA-ES

07-15-10/10:00 a.m. EDT

Confirmation # 87876871

ADA-ES Conference Call

Business Update

July 15, 2010

10:00 a.m. EDT

Operator:	Ladies and gentleman, please note that today’s conference will end promptly at 10:45 a.m. Eastern time. This conference call contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934 and 27A of the Securities Act of 1933, which provide a safe harbor for such statements in certain circumstances.

The statements are identified by words such as believe, will, hope, expect, anticipate, intend and plan, the negative expressions of these words or words of similar meaning. Actual events or results could differ materially from those discussed in the forward looking statements, as a result of various factors, including factors discussed in ADA-ES’ filings with the U.S. Securities and Exchange Commission, with particular emphasis on disclosures concerning risk factors in its annual report on Form 10K and other filings that it makes with the commission. Listeners are cautioned not to place undue reliance on the forward looking statements and to carefully examine the information ADA-ES discloses publicly in its filings with the Securities and Exchange Commission or otherwise, before deciding to invest in ADA-ES’ securities.

The forward looking statements made during this conference call are presented as of today’s date, and ADA-ES disclaims any duty to update them unless otherwise required by law to do so. Now I would like to turn the call over to Mike Durham, Chief Executive Officer.

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Michael Durham:	Good morning everyone and thank you for joining us in the conference call to provide some additional details on a number of what I believe are significant milestones achieved at ADA-ES over the past month.

First, I’ll provide you with a brief introduction and overview of recent corporate developments and then our Chief Financial Officer, Mark McKinnies, will update you on the expected impact of these events on our financial statements and cash flow. After that we’ll open up the call for your questions.

Let me begin with a status of operations at the AC production plant built and operated by ADA Carbon Solutions, our joint venture with Energy Capital Partners. The AC manufacturing plant located in Red River Parish, Louisiana has been going through start up procedures for the past several weeks. We began operation on the first two furnaces and plan to bring on the third and fourth furnaces in a few months.

The engineers report that this has been a fairly standard start up for a large new plant and we’re currently operating and producing product from both furnaces. We’re planning to complete the initial performance tests shortly. It has been a great team effort getting this plant designed, financed, built and now operating.

The next topic is the exclusive development and licensing agreement we signed with Arch Coal two weeks ago for a promising ADA technology aimed at reducing combustion-related emissions of mercury and other metals from PRB coal.

ADA received an upfront payment of $2 million and the agreement includes a structure for royalty payments that could amount to as much as $1.00 per ton of PRB coal sold by Arch, depending upon successful implementation of the technology and Arch’s future sales of the resulting enhanced coal product.

ADA’s been working with Arch since 2004 to explore certain unique characteristics of some types of coals produced by Arch that allow them to burned with lower emissions. A recent technical breakthrough offers the potential to obtain similar performance improvements for Arch’s PRB coals.

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Arch currently produces more than 100 million tons of PRB coal per year. Now that the agreement is in place, we will begin working together to demonstrate the technology and, assuming that is successful, begin marketing the enhanced coal. This new technology will be complementary to our other innovative technologies, such as CyClean, Flue Gas Conditioning and AC injection systems that enable us to help our power generating customers meet the challenges of existing and pending emission control regulations.

I will now update you on refined coal product, CyClean, which is sold through Clean Coal Solutions, LLC, or Clean Coal, our 50/50 joint venture with NexGen. Clean Coal successfully put two systems into service in December of last year, thereby meeting the year-end deadline set by the IRS for production of Refined Coal from the facilities intended to qualify for Section 45 tax credits. Last week, we announced we’d completed all contractional and technical activities to begin producing and selling Refined Coal on a continuous basis. The two systems are expected to produce approximately 6 million tons of Refined Coal per year that is intended to qualify for approximately $6.20 per ton federal tax credit, which is available for the next 10 years.

CCS has entered into leasing agreements with GS RC Investments, LLC, an affiliate of The Goldman Sachs Group, that included a $9 million cash payment to Clean Coal for Pre-paid Rent, and also includes future Fixed and Contingent Rent payments that we expect to generate operating income to Clean Coal of approximately $2.00 per ton of refined coal produced and sold over the terms of the lease.

The completion of these transactions also triggers up to $4 million in payments by NexGen to ADA in order for NexGen to maintain its 50 percent ownership in Clean Coal. Mark will discuss how these transactions will be reported on our financial statements.

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The next item relates to our new business, which is ultimately intended to provide our power generating customers with technology to capture carbon dioxide from coal-based power plants. Earlier this week we announced that we had been selected by the Department of Energy to negotiate a phase II contract for a clean coal technology project to capture carbon dioxide from coal fired power plants. We expect to be the prime contractor for this $14 million, 39 month project that will be administered by DOE’s National Energy Technology Laboratory, which is providing $11.1 million of the funding. We expect another $3 million in co-funding and support for the project from several major utility companies including Southern Company. Luminent, DTE Energy, as well as the Electric Power Research Institute.

The designated project team includes KBR, which we expect to provide engineering and equipment design expertise to develop the full-scale process engineering. This project fits into our business plan of using funding from the DOE and our customers to develop technology for future markets.

The project will provide funding to advance our commercialization plan for this regenerable solid-sorbent technology from the one kilowatt scale to the one megawatt scale. Once the expected commercial market develops from Climate Change legislation, we expect to profit from the production and sale of propriety solid sorbents that are key to this promising, energy efficient technology.

In addition to these four areas, we are seeing a very favorable business environment for our emission control technologies. EPA is rapidly moving forward with new emissions regulations: the draft Industrial Boiler MACT was released in April, the draft Transport Rule (a fix to the CAIR rule) was released last week, and the draft Cement MACT is expected next. This regulatory pressure has created a number of business opportunities in the form of new contracts and requests for proposals for jobs related to evaluating ACI for Mercury control, flue gas conditioning, control of organics from cement production and control of SO3. We expect these opportunities to increase as we approach the release of the draft Utility MACT next March.

Now let me turn the call over to Mark McKinnies, our CFO, who will discuss how these developments should impact our P&L, balance sheet and cash flow statements in future periods.

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Mark McKinnies:	Thanks Mike. I will review our expected accounting for the activities and transactions Mike has summarized for you with a brief discussion of the expected balance sheet, income statement and cash flow impact.

First, with respect to our joint venture with ECP called ADA Carbon Solutions, we account for our approximate 30 percent interest in ADA Carbon Solutions by the equity method. Our accumulated investment, net of operating result is shown as a single line item on our balance sheet and current period earnings and losses are shown on the income statement below the operating income line.

For this first production line we have no further cash investment obligations and so there are no current impacts on cash flow from those activities. As the plant goes through startup this year we expect to recognize our equity share of losses. The plant is expected to ramp up to profitable and full production in coming years.

We expect to share a positive cash flow in the future after consideration of the final debt financing and repayment of any remaining preferred contributions made by ECP.

Second, with respect to the development and license agreement we have entered into with Arch Coal, we received an upfront license fee of $2 million from Arch Coal in June. That payment will be recorded as deferred revenue on the balance sheet and we expect that the related revenue will be recognized over an approximate 18 month period ending on December 31, 2011 which period corresponds to the time when we believe it’s likely that we could start realizing revenues from chemical sales and royalty income from Arch from its sale of enhanced coal.

We will be working closely with them in the following months to further evaluate the technology and select likely customers to target for the initial sales efforts. That work should help us refine our expectations for the timing and magnitude of future potential chemical sales and royalties. Arch is obligated to pay for any further test work it requests beyond the initial program and is required to purchase from ADA the chemicals needed to produce the enhanced coal. Future cash flow will closely follow the recognition of revenues from such royalties and chemical sales.

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Three, with respect to the leasing of the Refined Coal facilities through Clean Coal, there are two separate components of our accounting for these transactions. First, there is the accounting and cash flow for the transactions that have occurred through our consolidated subsidiary, Clean Coal Solutions, LLC which we refer to as Clean Coal here, and second, as a result of those transactions, the further payments due directly to ADA from NexGen, our partner in Clean Coal, that NexGen must make in order to retain its 50 percent interest in Clean Coal.

As Mike mentioned before, Clean Coal leased its two Refined Coal facilities and received an upfront payment of $9 million in June. That payment has been recorded as deferred rent revenue and will initially show as a liability on the balance sheet that will be amortized to income evenly over the two and a half years ending December 31, 2012. A majority of the $9 million payment was distributed by Clean Coal to ADA and NexGen with ADA receiving $4.9 million. In addition to the $9 million prepayment of prepaid rent, the lessee in the transaction will also be making other fixed and contingent rent payments on a quarterly basis which Clean Coal expects to distribute to ADA and NexGen on an ongoing basis.

The amount of the contingent rent payments is based on the volume of Refined Coal produced at each facility, less operating and certain other costs paid directly by the lessee. Based on the expected tonnage from Refined Coal we believe will be produced at the two facilities, average annual consolidated revenues through 2019, a 10 year period of the tax credits, from all these payments, including fixed, contingent and the amortization of the prepaid rent, are anticipated to be approximately $20 million per year, and as we have previously reported, consolidated operating income is expected to amount to approximately $2.00 per ton of Refined Coal produced, or in excess of $12 million per year. NexGen’s 50 percent share of that income will be deducted below the operating income line on the income statement. Except for the amortization of prepaid rent, we expect cash flows to mirror the revenues and operating income over the 10 year life of the operations.

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The other payments triggered by the Clean Coal lease transactions are NexGen obligations to pay ADA an additional $4 million to maintain its 50 percent interest in Clean Coal. A portion of that obligation is evidenced by notes payable from NexGen to ADA, which we will record on our balance sheet. Payments on the notes and certain other payments are required to come out of NexGen’s portion of distributable cash from Clean Coal. We expect to receive approximately $3 million of the $4 million over the next year and the remaining $1 million in the following year. These amounts are also expected to be reported as other income to ADA below the operating line.

Fourth and finally, with the respect to the DOE contract for the development of the CO2 capture technology, we expect work on the $14 million contract award to commence in the fourth quarter of this year and run through the middle of 2013.

Our accounting for the contract will be like a T&M, or time and materials contract, where we will have recognized revenues and invoice the DOE and industry participants on a monthly basis as costs are incurred. We anticipate that overall gross margins on the contract will be approximately 30 percent. The schedule for work to be performed under the contract is spread fairly evenly throughout the contract term although greater costs are anticipated in the second half of 2011 and in the first half of 2012.

Cash flow on our DOE projects generally follows shortly after our invoicing. We expect to report the remaining contract value in our backlog after the contract is formally awarded. With that I’d like to open the call up for a brief period of questions.

Operator:	At this time ladies and gentlemen, if you would like to ask a question, please press star one on your telephone key pad. Your first question comes from the line of Al Kaschalk with Wedbush Securities.

Al Kaschalk:	Good morning guys.

Mark McKinnies:	Good morning, Al.

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Al Kaschalk:	Thanks for the update on the various items. I was wondering though, have you, Mark, sort of synthesized this down into something in the next 12 or 18 months that we should be thinking about whether its revenues or cash flow or financing that you’ll need to do as a company and can share that with us.

Or how should we be thinking about this? It’s a lot of information, but yet I don’t know if there’s anything within our range that you’re willing or able to provide.

Mark McKinnies:	Well I think you’ll see in our 10Q filing which comes up fairly soon here and that will be made in mid August. So you’ll see the impact of these matters from their inception recorded as of June 30th with some further discussion and some details in the MD&A.

We wanted to have this call to give at least some information on that. Now I’m not – certainly I’m understanding that a further part of your question Al, you know with the cash infusion that we have, we don’t have any need to go to the market place and raise capital at this time for any projects. We have you know sufficient for all the things that we’re looking at doing now. So I’m not certain I understand the other part of your question.

Al Kaschalk:	Well maybe it ties into at the activated carbon business in terms of the plan and where we’re at on the DOE and I realize ECP has a lot of converting their equity into debt and maybe that’s sort of a nice segway if there’s any commentary and update on that process.

Mark McKinnies:	Mike, do you want to comment on the debt status there?

Mike Durham	Well, Al, we don’t have any further cash obligations relative to the current activated carbon plant. So we are going to be doing no more raising of money related to that. Right now that plant has been pretty much financed and paid for.

What we expect to see change, and it’s no change relative to cash flows from ADA, is that hopefully, and I don’t know what the time frame is going to be, is that the DOE loan will come in and provide a lower cost to debt to replace the bridge debt we have in there now.

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But that transaction has no impact on our need to raise money.

Al Kaschalk:	Great. Maybe then we can segway to operating, a question on the plant. I think you said the first two lines are operating and producing product. Is that being sold to commercial customers or are you still working kinks out on the plant?

Mark McKinnies:	Some of that product is being sold to customers.

Al Kaschalk:	OK, and then can you share with us the thoughts on lines three and four because I would have thought with the market opportunities that maybe it pushed to 2012, 2013 that there wouldn’t be necessarily a need for lines three and four at this moment.

But it sounds like you’re working to get those up and running say by the end of this year.

Mike Durham:	It’s not lines three and four. There are four furnaces in our first production line. And so there’s a need to complete all of those so that we complete our engineering contract that they can turn over the operation of the facilities to us and it completes that part of the process.

And so it’s just a matter of adding the two additional furnaces. They’re constructed one at a time and so they are lagging in their completion and they’re not completed yet. So we’re going to go ahead and complete the plant and then we will operate that plant to meet the current demand need.

Al Kaschalk:	OK. So thanks for clarifying that. I’m sorry for...

Mike Durham	And just to put that in perspective Al, the total construction cost was about $280 million. Each furnace is $10 million. So bringing on furnace’s three and four is completing you know $10 million increment apiece in that production line.

Al Kaschalk:	OK, but how many production lines Mike, then are there if they’re...

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Mike Durham	Well there’s only one production line. When we look at the future what a federal mercury regulation is going to need, we see the need of up to six of these four-furnace production lines.

Al Kaschalk:	Each line is expected to do how much?

Mike Durham:	One hundred fifty million pounds.

Al Kaschalk:	All right so you’re still quite confident about a billion pounds at some point 2015 time frame?

Mike Durham:	Well that’s the timing on what a federal MACT will do. So when we look at the markets for the three MACTs that are currently being produced by EPA, we look at that as a billion pound market.

Al Kaschalk:	Thanks. I’ll hop out and let others ask questions. Thank you.

Operator:	Your next question comes from the line of Graham Mattison with Lazard Capital Markets.

Graham Mattison:	Hi, good morning guys.

Mike Durham	Good morning Graham.

Mark McKinnies:	Good morning Graham.

Graham Mattison:	Just turning to the other parts of the business, you mentioned before that you’re seeing a pickup in proposal activity on the activated carbon systems. Could you sort of quantify that just in terms of maybe the number of proposals you have in house that you’re looking at now versus a year ago or two years ago?

Mike Durham:	Actually it’s not on the activated carbon systems. What we’re seeing Graham is that if you’re a utility and you’re seeing that you’re going to have to be in compliance with potentially a 90 percent mercury regulation by the end of 2014, they want to know today how they’re going to get there.

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So what we’re seeing is an increase in activity on the thing that we sell before we sell the ACI system. And that is to come out and do testing and demonstrations of ACI at a number of their plants so we know can we get to 90 percent at each plant.

What we have to add is a fabric filter at one or two plants. So that’s the pickup of our piece we’re seeing is an interest in utilities for us to come out and test for them and work with them so they know what they’re going to need to do to get in compliance.

And so what that does is that gives us a leg up and we’re selling services to the customer before he even goes out for bid for the ACI equipment which is ahead of buying the activated carbon.

Graham Mattison:	And would you say this level of activity is at maybe the same point, a higher point, lower point than it was I guess before the CAMR got thrown out?

Mike Durham:	You know it’s kind of picking up from there. We had a number of test programs planned and were in discussion when the CAMR program was thrown out. That was thrown out on a Friday and we had contracts cancelled on the following Monday.

So, we definitely need the regulatory driver here. And so what we’re seeing is the regulatory driver is coming. It’s not even out in draft form and we’re seeing some response of the industry already to their recognition that it’s definitely coming and we need to get ready for it.

Graham Mattison:	I agree. And I apologize if I missed this, I got on the call a minute or two late. But on the Refined Coal side, did you talk about the potential for additional lines going in? I mean obviously the tax extenders are now sort of sneaking back into the Senate.

Who knows what happens there? But, any potential with the Energy Bill or other options there?

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Mike Durham:	Well I think that’s what we’re looking at. We just need a vehicle to go through Congress. And as you have been following it’s very difficult to get anything done these days.

We think the Energy Bill is probably a more likely vehicle these days to try to get attached to. So we’ll be following that.

Graham Mattison:	So that could potentially if that were to go through, that’d extend this sort of in service deadline until 2011 or....

Mike Durham:	What we would be looking for at this point because I think the fastest that the Energy Bill might come through would be a pre-election time period. So something that might get completed in September.

If that’s the case, we would be asking in an extension from that, either a one year or at the end of 2011, some meaningful period of time. So once the law is passed we would have time to respond to it.

Graham Mattison:	And then it’s a matter of just going out and getting more plants in service.

Mike Durham:	Yes, again you know we have been talking to people already that are lined up and following the same thing you are. We’ve got equipment designs now that we’ve got two in service.

We’ve got the cookie cutter format of the monetizing structure in place. So, we would be pretty excited about seeing that because with the two existing systems and contracts in place we have a process that we can move through pretty quickly.

Graham Mattison:	Wow. All right, great. And then just a little, on the cash balance... How much cash do you expect to have on hand at June 30th?

Mark McKinnies:	It’ll be in excess of six million.

Graham Mattison:	All right. I’ll jump back in queue. Thank you very much guys.

Mike Durham:	Thanks.

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Operator:	Your next question comes from the line of Kevin McKenna with Stifel Nicolaus.

Kevin McKenna:	Hi guys, congratulations. Graham asked a lot of my questions which you answered. I guess the main question I have is on the AC business, the run rate was running in the mid 25 to 35 percent.

Is there any business that’s been awarded there right now and what’s the run rate and what’s the potential for new business there?

Mike Durham:	You’re talking about the activated carbon or the equipment?

Kevin McKenna:	The activated or the equipment side.

Mike Durham:	On the equipment there is not much activity at all because we’re kind of in between regulations. So where we are on the equipment side is trying to gear up in anticipation of producing what could be as much as a factor of 10 increase in an ACI production that would be required to meet a Federal rule.

Kevin McKenna:	And how many boilers would that encompass?

Mike Durham:	Well when we look at it, the federal rule which would cover 1,200 boilers we’re seeing AC needs on those of approximately you know 600 to 800 of those.

Kevin McKenna:	All right. Thanks a lot.

Mike Durham:	OK.

Operator:	Your next question comes from the line of Brian Shore with Avondale Partners.

Brian Shore:	Hi, good morning, guys. Thanks for holding the call. Mike, just a quick question on the Arch agreement. Can you kind of walk through a little bit, maybe a little bit more detail what the actual technology is?

Mike Durham:	Well, it’s a – obviously we’ve got to dance around issues of having a proprietary technology but basically what – where we are is we had proven back in 2004 that when we burned coal from one particular Arch mine, that it ended up producing as much as 80 percent reduction in mercury emissions and – but that mine only produced 5 million tons a year. And last year we were able to diagnose and discover what it was about that coal that produced that change and now we think we can apply change that we saw in this one coal mine to all of the PRB coals.

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And so that – the basis of the technology is we’ve isolated – it’s kind of like drug research. You find a gene that’s important in a cause of a disease and then you’ve got a potential solution that can be applied much broader.

So what we’re hoping to do is look at applying a change in the chemical, a change in the coal of PRB that would duplicate the results we saw in this one small mine.

Brian Shore:	So is it a chemical you would be applying to PRB coal?

Mike Durham:	I won’t go into too much detail. It’s going to be a relatively low cost method of treating PRB coal so that when it burns it’ll produce lower emissions.

Brian Shore:	OK. And then at the activated carbon plant, I think Mark mentioned that you guys are at 30 percent ownership stake. Is that right?

Mike Durham:	That’s right.

Brian Shore:	And is that sort of where you anticipate that being you know from here on out?

Mark McKinnies:	I think in this first line, from what we’ve seen in the capital needs and how they’re being met now, that would be our anticipation. The additional cash requirements for start up and finalization of the payments on the construction effort there and the other – few other development activities that are going on there, ECP is funding either Preferred – a combination of preferred contributions and some as Mike mentioned some other bridge financing. The bridge financing, and a portion of the preferred contributions, we would expect to be taken out when permanent financing is put in place, either with the DOE financing, when that gets finalized, or some other alternative to that that may be examined.

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Brian Shore:	OK. Then just a couple quick ones here, I know you touched on it Mark, the prepaid rent at CyClean, none of that – is any of that going to flow through the joint venture’s operating income or is that not the case?

Mark McKinnies:	Yes. That’s exactly the case. The initial term on the leases are for this 2-1/2 year period, essentially, that ends at the end of 2012. So, this is prepaid rent that is – the $9 million represents rent that was prepaid that is applied to that 2-1/2 year period. So, we will be initially recording it as a deferred revenue, as a liability item, and then amortizing that off over that 2-1/2 year period. What is that, about $950,000 a quarter, to income and because we consolidate the results of that subsidiary that will flow through as operating income.

In addition, to be adding to that, we’ll be adding the other fixed rent and some contingent rent payments that they will be making for the operation of the facilities during that period as well.

Brian Shore:	And that contingent rent there and the fixed rent is the $2 per ton you talked about?

Mark McKinnies:	The total of all three of those components represent the $2 a ton. So, that will be coming down as operating income – something in $2 or in excess of that.

Brian Shore:	OK. OK. And then just lastly, on the DOE work. I think you mentioned, anticipated, gross margins of roughly 30 percent.

Mark McKinnies:	Correct.

Brian Shore:	Is that going to be spread out over the life of that 39 month deal?

Mark McKinnies:	Yes. There are kind of two major components of the work. Part of it is the equipment part, and there’s the design and the other kind of engineering, the intellectual part that goes on, and that we certainly have our participation is greater than that – than the actual fabrication of the equipment.

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So, the equipment costs, as we pass those through on the contract, they carry a little bit lower overhead. So, on an average basis, on the overall contract, it’s a little bit in excess of the 30 percent margin that we anticipate on it.

But, in those times when the equipment’s being fabricated, which is probably in the first quarter of 2012, I believe, that we see some of those costs coming through, a majority of those the margins may be somewhat lower.

Brian Shore:	OK. Great. Thanks very much for the help.

Mark McKinnies:	Thank you.

Operator:	Your next question comes from the line of Mark Sigal with Canaccord.

Mark Sigal:	Hi. Good morning Mike and Mark. Just as a follow up to the commentary on CyClean, what’s your sense of additional unit demand that the market might support if you get the favorable legislative extender, and what’s your capital commitment on a per unit basis.

Mike Durham:	We think there is another 10 to 20 tons per year of coal out there as a possible near term market if we got this extension. So, that might be done in four or five systems. Those systems would be a capital cost of about $1.5 million each but would produce very similar cash returns in the initial leasing of approximately $4.5 million.

Mark Sigal:	OK. That’s helpful. Thanks a lot.

Operator:	Your next question comes from the line of Bryce Dille with JMP Securities.

Bryce Dille:	Hi Mike and Mark.

Mark McKinnies:	Hi Bryce.

Bryce Dille:	Just two questions on the Arch Coal side. You had mentioned that their run rate was about 100 million pounds a year. If you’re selling at a dollar a ton, that’s a pretty big revenue opportunity. Can you help to characterize what portion of that market you could capture and then try to put a timeframe around that for me?

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Mike Durham:	Well, the drivers will be very similar to the current drivers around mercury control. There’s regulations is some states and no regulations in the others. So, when there’s initial market out there of the existing regulated places and then they’ll grow to the entire market in the U.S. in, say 2014.

So, it’s – you know what we hope to show is that it can be used and proven on all the PRB coals. And if that’s the case, by 2015 there might be the ability to sell that at a premium at a large percentage of that. That would be our dream. If it’s cost competitive to other technologies and it’s desirable, and reduces emissions like we’ve seen in the past, that would be the goal.

So, the ramp rate on that will be first the proving out, producing just like – the way coal is sold is they send out test trains for a plant to try and that would be how we would market this, and if those burns are successful and Arch is able to sell at a premium price, we share in that premium price up to $1 ton for us.

Bryce Dille:	OK. And then PRB is currently selling in the range of like $13 a ton. A dollar royalty on top of that may seem a little bit rich. Are you targeting just mercury or are there other ancillary benefits maybe that this technology can have on PRB Coals?

Mike Durham:	Well, I think what you need to realize is that the delivered cost of that coal is more like $50 a ton. So, putting that in perspective of what that utility is paying for delivered coal, it’s not a dollar or so on top of $13, it’s a dollar or so on top of $50. We believe that the cost of mercury control, if you put it on a per ton basis, is in the one to three dollar per ton of coal range.

Bryce Dille:	OK. Thanks Mike. That clears it up.

Michael Durham:	OK.

Operator:	Your next question comes from the line of Gary Lapidus with Valence Capital.

Gary Lapidus:	Can you hear me? Let me take it off speaker.

Mark McKinnies:	We can hear it.

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Gary Lapidus:	Yes. Congratulations on all of these and thanks for the call. Just following up on the line of questioning you just had, so it sounds like this enhanced coal is this a direct substitute technology for AC systems with AC?

Mike Durham:	Well, we’ve never been able to get to a point of what will probably be required for the – what we think were the MACT level will be. So it’ll probably be something that could be complementary.

Gary Lapidus:	OK. So you don’t view this as potentially cannibalizing completely the opportunity that you see in AC and AC systems?

Mike Durham:	What we see is – I mean there are 1,200 boilers out there and each one almost acts as an individual. And so the more things that we have to offer...

Gary Lapidus:	Yes.

Michael Durham:	...tools we have to solve problems for the utility to help them meet these the better we’re going to be.

Gary Lapidus:	And then I guess also you’re saying this is only applicable to the PRB coals? Is that correct?

Mike Durham:	We don’t know. The current licensing agreement with Arch is only for PRB coals.

Gary Lapidus:	OK. So then assuming the regulatory environment went through, this would – this alternative technology would not apply to the other coals at this point. And so therefore you certainly wouldn’t cannibalize the demand on AC due to those coals. Is that correct?

Mike Durham:	Well, we don’t know that. If we did – we hope to find out and that might open up an even bigger market.

Gary Lapidus:	Right. But – but OK but this is not – I mean is this potentially a disruptive technology that sort of negates what you’ve been doing with this AC or you’re saying no, because you don’t think that this would ever get you to 100 percent of the mercury reduction that might be required.

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Mike Durham:	We just see it as a complementary technology that could be...

Gary Lapidus:	Yes.

Mike Durham:	...comparable for the company.

Gary Lapidus:	OK. And have you done any just back of the envelope stuff that might say – are your economics better with this new technology versus the original notion of or the other technology of building AC plants and that sort of thing?

Mike Durham:	Well, obviously any pricing that you do you have to price it with respect to what the alternatives are for the customer...

Gary Lapidus:	Yes.

Mike Durham:	... and finding out what is that best price.

Gary Lapidus:	Well, actually it sounds like it’s pretty up – I mean it’s kind of a dumb question I just asked because you said the cost of the existing technology is $1 to $3 a ton but certainly you don’t get the lion share of that, right? A lot of that goes into the cost of getting that accomplished versus the up to $1 of royalty. So it seems like the economics are pretty good on this new opportunity. Let me just add – you mentioned that there is chemical sales that would be associated with this.

Could you just mention what the revenue opportunity would be per ton on the associated chemical sales so setting aside the royalty piece?

Mike Durham:	The, I think we need to just focus on the royalty piece. That is – you know that’s more or less operating income...

Gary Lapidus:	OK.

Mike Durham:	...so committed cash flow produced in this technology.

Gary Lapidus:	Oh, OK. So the chemicals would just kind of fall in there – yes. Yes.
Thank you.

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Operator:	Ladies and gentlemen, due to time constraints we do have time for one last question which will come from the line of Graham Mattison with Lazard Capital Market.

Graham Mattison:	Hi, guys. A quick follow-up one if I could. The – on the Refined Coal, if you were to get that extension, do you have a sense of how much that might cost or – in the Congressional budgeting thought of what the cost of this extension might be.

Mike Durham:	When they got – when it was priced in the Jobs bill, it was only priced at like $20 million. So it’s kind of in the noise. So it’s not a money issue for us. It’s a political issue. It’s a first – can Democrats and the Republicans actually agree on a bill.

And secondly, it has the word coal in it. And therefore it – there is a lot of resistance to anything with the word coal in it even if it’s an emission control bill. So that’s one of the things we’re working with. I’m in – absolutely in Washington today and tomorrow trying to deal with this, trying to convince Democrats that this is a – something that will reduce emissions and not increase the use the coal.

Graham Mattison:	If there is really only $20 million, so...

Mike Durham:	Yes, very low – very low...

Graham Mattison:	Nothing even when you think of it in terms of how Washington throws around our money.

Mike Durham:	Exactly.

Graham Mattison:	All right. Great. Thanks very much guys.

Mike Durham:	OK. Well I think that concludes it. We will be providing additional information in a few weeks in our earnings call and we appreciate your interest in the company.

Operator:	This does conclude today’s conference call. You may now disconnect.

END